Exhibit 77C

The Thai Fund, Inc.

Meeting Date: June 24, 2013

Proposal: Election of Director: Frank L.Bowman
For: 6,658,896.332
Against: 5,628,980.562
Abstain: 0.000
Broker Non-Vote: n/a

Proposal: Election of Director: James F.Higgins
For: 6,581,458.332
Against: 5,706,418.562
Abstain: 0.000
Broker Non-Vote: n/a

Proposal: Election of Director: Manuel H.Johnson
For: 6,581,603.332
Against: 5,706,273.562
Abstain: 0.000
Broker Non-Vote: n/a

Proposal: Election of Director: To consider and act upon a proposal to liquidate and terminate the contractual investment plan existing in Thailand through which the Fund currently holds all of its Thai assets.
For: 9,626,215.936
Against: 128,663.966
Abstain: 36,696.992
Broker Non-Vote: 2,496,300.000

Proposal: Election of Director: To consider and act upon a stockholder proposal to terminate the Investment Management Agreement between
Morgan Stanley Investment Management Inc. and the Fund.
For: 567,407.755
Against: 8,689,750.551
Abstain: 534,415.588
Broker Non-Vote: 2,496,303.000